Exhibit 19.1

Insider Trading Policy

Approved by:
[Name]
[Title]

Insider Trading Policy
1INTRODUCTION
1.1Purpose & Objective
As a U.S. publicly traded company, Mastercard Incorporated and its subsidiaries (collectively, “Mastercard”) are required to comply with applicable securities laws, including prohibitions on disclosing or trading on Material Non-Public Information – either about Mastercard or another company involved with Mastercard.
This Policy is designed to promote compliance with those laws and to preserve the integrity of Mastercard as well as those affiliated with it.
Capitalized and bolded terms used in this Policy have the meanings set forth in Section 4.3 below.
1.2Applicability & Scope
This Policy applies to the Board of Directors of Mastercard Incorporated and all of our officers, employees, contingent workers and consultants. This Policy will apply to newly acquired subsidiaries immediately upon the closing date of the acquisition. Exceptions may only be granted by the General Counsel or Designee.
This Policy applies to
•all transactions involving any Mastercard securities, including
◦typical open market purchases or sales of Mastercard Class A common stock
◦transactions in other Mastercard securities (including options and derivative instruments)
◦the acquisition or disposition of interests in Mastercard securities through various company benefit plans (including exercising options and selling the underlying shares, selling vested restricted stock or other award shares, and making investment elections under the Mastercard Incorporated Employee Stock Purchase Plan)
◦gifts or donations of Mastercard securities
◦transfers of Mastercard securities into a grantor retained annuity trust (GRAT) or a trust in a name other than yours
•creating, executing and maintaining a 10b5-1 Plan related to Mastercard securities
This Policy does not apply to
•any automatic reinvestment of dividends on Mastercard shares (except as set forth in Section 2.4 below)
•the transfer of Mastercard securities between accounts with the same owner at different banks where the nature of ownership of the securities does not change
•the acquisition of Mastercard shares under the Mastercard Incorporated Employee Stock Purchase Plan pursuant to a previously-made investment election
For more information regarding the roles and responsibilities of the persons covered under this Policy, see Section 3 below.

Insider Trading Policy
1.3Why this Policy is Important to all Employees
1.3.1    Understand what this Policy covers
This Policy
•describes the obligations of all individuals to which this Policy applies
•explains the ability to enter into pre-established trading plans, or 10b5-1 Plans, to provide additional protections to individuals when buying or selling Mastercard securities
•defines who is subject to trading windows (and how those individuals will be notified)
•defines who must pre-clear transactions in Mastercard securities
1.3.2    Understand legal and reputational consequences
Insider trading laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. Trading securities when you have Material Non-Public Information, or providing that information to other people, violates U.S. securities laws and can have serious legal consequences for you and the person to whom you provided the information. These activities could also have serious legal and reputational implications for Mastercard.
1.3.3    Potential event-specific restrictions
Mastercard may impose additional restrictions – specifically, we may determine to prohibit all trading by those who possess Material Non-Public Information because of the occurrence of a specific event. This process is described in the corresponding Insider Trading Policy Procedures.
2POLICY DESCRIPTION
What sections apply to you (see Section 3 for more information):
•Everyone is subject to the general restrictions and requirements described in Section 2.1
•Everyone is eligible to enter into a 10b5-1 Plan that meets the requirements set forth in Section 2.2
•If you are an Access Individual, you are also subject to the additional restrictions and requirements (including Trading Windows) set forth in Section 2.3
•If you are a Director, Executive, or other Section 16 Reporting Person, you are also subject to pre-clearance requirements and other restrictions set forth in Section 2.4
2.1Everyone – General Restrictions and Requirements
You and your Related Entities are prohibited (consistent with applicable securities laws) from
•trading Mastercard securities while aware of Material Non-Public Information relating to Mastercard (whether or not during a Trading Window as described in Section 2.3)
•providing Material Non-Public Information relating to Mastercard to others (including family members and friends), except to persons within Mastercard whose positions require them to know it – this practice is also referred to as “tipping”
•short-term or speculative investment activity related to Mastercard securities, including any activity of the type that is designed to profit from trading (as opposed to having an investment purpose)
•holding Mastercard securities in a margin account (unless arrangements are made to cover any margin calls in cash)
•pledging (or hypothecating) Mastercard securities as collateral for a loan
•trading activity that is designed to hedge or offset against decreases in the value of our securities

Insider Trading Policy
•trading in the securities of any other publicly-traded company (such as competitors, customers or service providers of Mastercard) while in possession of Material Non-Public Information about that company when that information is obtained through the course of your employment with, or other services performed on behalf of, Mastercard, or “tipping” that information to others (you should also keep this information confidential and not buy, sell, or tip on this information until it becomes public)
•trading Mastercard securities after being notified that you are subject to a trading restriction because of the occurrence of an event that is deemed to constitute Material Non-Public Information, such as a pending merger or acquisition
2.2Everyone – Pre-Established Trading Plans (10b5-1 Plans)
•All persons covered by this Policy are eligible to enter into a 10b5-1 Plan.
•Every 10b5-1 Plan must be created, executed and maintained consistent with the Standards for 10b5-1 Plans, attached to the Insider Trading Policy Procedures. Any exceptions or waivers to these requirements may only be granted by written approval of the General Counsel or Designee.
•Section 16 Reporting Persons (other than Directors) are required to use a 10b5-1 Plan to trade Mastercard securities on the open market.
2.3Access Individuals – Additional Restrictions and Requirements
2.3.1    Trading Windows
•Access Individuals and their Related Entities may only engage in transactions involving Mastercard securities during four specified Trading Windows each year (unless an exception is otherwise made by the General Counsel or Designee)
•Timing and notification of Trading Windows are described in the Insider Trading Policy Procedures
If you are not an Access Individual, you are not subject to Trading Windows.
2.3.2    Additional considerations
Prior to the close of a Trading Window, Access Individuals and their Related Entities must terminate or withdraw any open trade instructions.
Unless you have Section 16 reporting obligations (as discussed in Section 2.4 below), any gift, share transfer or liquidation of a fractional share you make will be considered to occur during a Trading Window so long as your broker receives your instructions for the transaction while the Trading Window is open. If you have Section 16 reporting obligations, you must complete the transaction (i.e., the shares must be transferred out of your account) during a Trading Window (see Section 2.4 below).

2.4Directors, Executives and Other Section 16 Reporting Persons – Pre-Clearance and Other
Restrictions
2.4.1    Pre-clearance requirement
Pre-clearance for transactions covered by this Policy is required only for the following individuals (and their Related Entities) and is not required for any other persons covered by this Policy:
•Directors
•Executives
•Other Section 16 Reporting Persons
This requirement only applies during an individual’s tenure in one of the above positions (unless you have an ongoing obligation after your term ends, as described below in Section 2.4.2).
Pre-clearance standards are described in the Insider Trading Policy Procedures.

Insider Trading Policy
2.4.2    Additional requirements and restrictions for Section 16 Reporting Persons
•Reporting – You must, no later than the close of business on the date the transaction was executed, notify the General Counsel or Designee of the execution or consummation of any transaction with respect to Mastercard’s securities.
•Dividend Reinvestment – You are prohibited from receiving dividend reinvestments with respect to any Mastercard securities held in a broker account or otherwise.
•Completion During an Open Window – Any gift, share transfer or liquidation of a fractional share you make must be completed (i.e., the securities must be transferred out of your account) during a Trading Window
•Six-Month Post-Service Pre-Clearance – You must continue to pre-clear transactions under this Section 2.4 for a period of six months after the termination of your designation as a Section 16 Reporting Person (whether because you have left Mastercard or because of a change in position)
3      ROLES & RESPONSIBILITIES

3.1	Roles & Responsibilities
Individuals Covered Under this Policy
3.1.1	All Employees, Contingent Workers and Consultants
•Must comply with Section 2.1 Everyone - General Restrictions and Requirements (and are responsible for ensuring your Related Entities do the same)
•Eligible to enter into a 10b5-1 Plan under Section 2.2

3.1.2	Access Individuals
•Must comply with all responsibilities of employees, contingent workers and consultants
•Eligible to enter into a 10b5-1 Plan
•May only engage in transactions involving Mastercard securities during Trading Windows, unless such transactions are executed pursuant to the terms of a valid 10b5-1 Plan that was entered into during a Trading Window (and must ensure your Related Entities do the same)
•Prior to the close of a Trading Window, must terminate or withdraw any open trade instructions (and must ensure your Related Entities do the same)

Insider Trading Policy

3.1.3	Directors, Executives and other Section 16 Reporting Persons
•Must comply with all responsibilities of Access Individuals
•Must either
◦Seek approval in advance by the General Counsel or Designee before entering, modifying or terminating a 10b5-1 Plan, or
◦pre-clear with the General Counsel or Designee any proposed transaction covered by this Policy (including Related Entity transactions) before consummating the transaction
•Notwithstanding the above in this Section 3.1.3, if you are a Section 16 Reporting Person (other than a Director), you are required to use a 10b5-1 Plan to trade Mastercard securities on the open market as described in Section 2.2
•If you are a Section 16 Reporting Person, you are subject to additional requirements described in Section 2.4.2 – includes requirements relating to reporting, dividend reinvestment, completing transactions during a Trading Window and six-month post-service pre-clearance

Supporting Functions
3.1.4	Corporate Governance Group
•Develop the Access Individuals list with assistance from the Total Rewards Group and other members of the People & Capabilities Department
•Coordinate approval and/or pre-clearance of 10b5-1 Plans
•Coordinate approval and pre-clearance of transactions outside of 10b5-1 Plans

3.1.5	General Counsel, Corporate Secretary and Senior Managing Counsel, Securities and Capital Markets
•Oversee compliance with this Policy
•Approve and pre-clear 10b5-1 Plans and other applicable transactions
•Work with Executive Leadership Team, the Strategic Transactions Group and other relevant members of the Finance and Law Departments to determine whether individuals possess Material Non-Public Information because of the occurrence of a specific event, whether to prohibit trading by these individuals as a result, and when to lift the restriction

3.2	Communication & Training	The Corporate Governance Group provides periodic training to all individuals covered by this Policy, and reviews certifications periodically with the assistance of the Compliance Group
4KEY POLICY INFORMATION
4.1Compliance
In addition to civil and criminal penalties that may result from the violation of federal securities laws against insider trading, anyone who violates this Policy will be subject to disciplinary action, up to and including termination of such person’s relationship with Mastercard.
4.2Ownership, Review & Approval
This Policy is owned by the General Counsel and must be reviewed for updates every 12 months. Policy revisions must be approved by the Corporate Secretary and the General Counsel.

Insider Trading Policy
4.3Key Definitions:
10b5-1 Plan: a plan or arrangement for purchasing, selling or exercising Mastercard securities (including exercising options) that
•complies with Rule 10b5-1 promulgated under the Exchange Act, and
•a person enters into with a U.S.-registered broker in advance of trading in Mastercard securities
Access Individuals:
Persons who, as part of their responsibilities, career level and/or reporting lines, may likely be in possession of Material Non-Public Information at certain times during the year – in particular, before Mastercard releases its earnings results. These individuals consist of Directors, Executives, Management Committee members, and certain other employees, contingent workers and consultants who meet the criteria (based on position, career level and/or reporting lines) identified on the appendix entitled Access Individuals that is attached to the Insider Trading Policy Procedures.
Designee: a designee of the General Counsel under this Policy
Directors: Members of the Board of Directors of Mastercard Incorporated
Exchange Act: Securities Exchange Act of 1934
Executives: Members of the Executive Leadership Team and the General Counsel
Material Non-Public Information: information that
•has not been widely disseminated to the public, and
•a reasonable investor would consider important in making a decision to buy or sell a particular security
Related Entity: an individual’s
•spouse
•minor children
•any other family members having the same home as the Access Individual
•any other account or entity for which they make or influence investment decisions (such as an account for a member of their family who consults them about investment decisions or a trust account or other account as to which they have investment authority)
Section 16 Reporting Persons: Directors, our Corporate Controller, and each individual who has been designated by the Board of Directors of Mastercard Incorporated to be an “executive officer”, all having reporting and other obligations under Section 16 of the Exchange Act
Trading Window: specified time periods during which Access Individuals may engage in transactions involving Mastercard securities
4.4Cross References
4.4.1Policies
Code of Conduct, [reference number] (including the section entitled “Insider Trading”)
4.4.2Standards
N/A
4.4.3Operating Procedures
Insider Trading Policy Procedures, [reference number]
Access Individuals, [reference number]
Standards for 10b5-1 Plans, [reference number]

Insider Trading Policy
Insider Trading Form - Transaction Questionnaire, [reference number]